Exhibit 99.1

Chambers Street – Fourth Quarter 2014 Financial Results
Fourth Quarter Core FFO of $0.18 Per Share--6.3% Increase Over Prior Year
Full Year 2014 Core FFO of $0.69 Per Share--3.4% Increase Over Prior Year
Increases Portfolio Occupancy to 98.3%
Announces 2015 Core FFO Guidance

PRINCETON, N.J. – February 25, 2015 – Chambers Street Properties (NYSE: CSG) ("Chambers Street" or the "Company"), a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, today reported its financial results for the three-month period ended December 31, 2014.
"Solid fourth quarter results contributed to a strong finish to the year for Chambers Street, which included a quarterly Core FFO per share increase of 6.3% year-over-year, robust leasing volume of almost one million square feet, increased portfolio occupancy, and healthy acquisition and disposition activity. We achieved the high end of our 2014 earnings guidance range at $0.69 per share, representing an overall increase of 3.4% for 2014 Core FFO per share compared to 2013," commented Jack A. Cuneo, President and Chief Executive Officer of Chambers Street Properties. "With the announcement of full year 2015 Core FFO per share guidance in the range of $0.68 to $0.71, we will remain focused on leasing, capital recycling and executing on our strategy of purchasing U.S. industrial assets to create long-term shareholder value.”

Operational and Financial Highlights Fourth Quarter 2014

•	Increased Core Funds from Operations ("Core FFO") to $0.18 per diluted share, an improvement of $0.01 per share compared to the fourth quarter of 2013

•	Total portfolio percentage leased was 98.3% as of December 31, 2014, up 100 basis points from September 30, 2014

•	Executed 12 leases, representing approximately one million square feet

•	Acquired $126.8 million of industrial assets

•	Sold $111.6 million of office assets

Operational and Financial Highlights Full Year 2014

•	Increased Core FFO to $0.69 per diluted share, an improvement of $0.04 per share compared to same period in 2013

•	Executed 55 leases, representing approximately 4.1 million square feet

•	Executed two building expansions with existing tenants

•	Acquired $203.6 million of industrial assets

•	Sold $185.1 million of office and retail assets

Financial Results for the Three Months Ended December 31, 2014
Core FFO for the fourth quarter of 2014 increased to $41.5 million, or $0.18 per diluted share, compared to $39.1 million, or $0.17 per diluted share, for the fourth quarter of 2013.
Funds from Operations ("FFO") as defined by NAREIT for the fourth quarter of 2014 was $32.0 million, or $0.14 per diluted share, as compared to $34.9 million, or $0.15 per diluted share, for the fourth quarter of 2013. FFO for the fourth quarter of 2014 was impacted by a $5.2 million severance expense related to the planned retirement of the Company's Chief Executive Officer.
Net loss for the fourth quarter of 2014 totaled $7.9 million, or $0.03 per diluted share, as compared to net income of $4.0 million, or $0.02 per diluted share, for the fourth quarter of 2013. Results for the three months ended December 31, 2014 included a non-cash impairment charge of $27.6 million related to the Company's 70 Hudson Street property partially offset by an $8.0 million non-recurring gain for the sale of three wholly-owned office properties as well as a pro-rata share $13.6 million gain from the sale of three unconsolidated multi-tenant office properties.
Financial Results for the Year Ended December 31, 2014
Core FFO for the year ended December 31, 2014 increased to $163.5 million, or $0.69 per diluted share, compared to $158.1 million, or $0.65 per diluted share, for the same period in 2013.
FFO for the year ended December 31, 2014 was $152.0 million, or $0.64 per diluted share, as compared to $143.1 million, or $0.59 per diluted share, for the same period in 2013.
Net income for the year ended December 31, 2014 totaled $19.0 million, or $0.08 per diluted share, as compared to $83.3 million, or $0.34 per diluted share, for the same period in 2013. Results for the year ended December 31, 2014 included a $21.2 million non-recurring gain for the sale of four wholly-owned office and retail properties as well as our pro-rata share $13.6 million gain from the sale of four unconsolidated multi-tenant office properties. These gains were partially offset by a non-cash impairment charge of $27.6 million related to our 70 Hudson Street property and $6.5 million of severance-related expenses. Results for the year ended December 31, 2013 included a $75.8 million non-recurring gain recognized upon the purchase of the remaining equity interest in 17 properties previously held in the Company's joint venture with Duke Realty Corporation ("Duke Realty").
Portfolio
As of December 31, 2014, Chambers Street owned or had majority interests in 128 properties totaling approximately 37.7 million square feet across 19 U.S. states, France, Germany, and the U.K. The portfolio was 98.3% leased at December 31, 2014, a 100 basis point increase from September 30, 2014.
Investment Activity
The Company acquired five industrial properties during the fourth quarter for approximately $126.8 million. This included a 502,500 square foot Class A distribution warehouse in the Metro East submarket of St. Louis for $21.1 million in October. Built in 2008, the property is 100% net leased to two tenants through 2019 and 2020. Additionally, in November, the Company closed on the acquisition of a 1,644,480 square foot industrial portfolio located in the Northeast Pennsylvania industrial market along the I-81/I-78 corridor for $105.7 million. The four property portfolio is 100% leased with a weighted average remaining lease term of 3.6 years. The portfolio is occupied by six tenants, with over 90% of the current annualized base rent derived from investment grade rated tenants (the Company defines “investment grade rated tenant” as a tenant, or the guarantor or parent company of such tenant, that has an investment grade credit rating as determined by either Standard and Poor's or Moody's). Two of the buildings have expansion capacity in aggregate of approximately 400,000 square feet.
Including these investments, the Company acquired seven industrial properties for a total aggregate investment of $203.6 million during the year ended December 31, 2014.
During the fourth quarter, the Company sold six office assets for approximately $111.6 million. Totaling 699,817 square feet, these office properties were located in Florida, Texas, Ohio, Georgia, and the United Kingdom (four of these assets were included in the Company's joint venture with Duke Realty and the sale price associated with each of these properties is at Chambers Street's 80% pro rata share). Including these investments, the Company sold eight properties for an aggregate sale price of $185.1 million during the year ended December 31, 2014.
Subsequent to quarter end, the Company closed on the sale of Regency Creek I, a 122,087 square foot multi-tenant, joint venture office property located in Cary, North Carolina for $16.4 million (at the Company's 80% pro rata share).
Leasing Activity
During the fourth quarter, the Company executed 12 new and renewal leases totaling 985,630 square feet. This consisted of 507,188 rentable square feet of renewals, 269,101 rentable square feet of new leases for previously leased space, and 209,341 square feet of new leases on space that was not previously leased. Including this leasing volume, the Company executed 55 new and renewal leases of approximately 4.1 million square feet during the year ended December 31, 2014.
Balance Sheet
As of December 31, 2014, the Company had total debt outstanding of approximately $1.5 billion, including its pro rata share of unconsolidated entities. The Company's debt had a weighted average interest rate of 3.8%, and an average remaining term to maturity of 3.8 years.
In November, the Company repaid a $7.9 million note payable secured by Bolingbrook Point III, an industrial property in Chicago, Illinois.
In connection with the sale of Sam Houston Crossing I, a Duke Realty joint venture office property, the Company repaid an $8.3 million note payable in December (at the Company's 80% pro rata share). Also in December, the Company repaid a $9.1 million note payable in connection with the sale of its office property, Deerfield Commons.
Common Share Dividend
As previously announced on October 30, 2014, the Company increased its monthly distribution to $0.0425 per common share for each of the months of January, February and March 2015.
On February 20, 2015, the Board of Trustees approved a monthly distribution of $0.0425 per common share for each of the months of April, May and June of 2015. The April dividend will be paid on May 8, 2015 to all shareholders of record on April 30, 2015, the May dividend will be paid on June 8, 2015 to all shareholders of record on May 29, 2015, and the June dividend will be paid on July 9, 2015 to all shareholders of record on June 30, 2015.

2015 Guidance
The Company is providing full year 2015 guidance for Core FFO of $0.68 to $0.71 per share, based on management’s expectations as of the date of this release. The guidance presented does not include the effects of unannounced property acquisitions, dispositions or capital transaction activity completed subsequent to December 31, 2014.
Supplemental Information
The Company released supplemental information, available at www.ChambersStreet.com under the Investors Relations section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 8:30 a.m. Eastern Time on Wednesday, February 25, 2015, to discuss fourth quarter results. The number to call is 1-877-407-9039 (domestic) or 1-201-689-8470 (international). The live webcast will be available at www.ChambersStreet.com under the Investor Relations section. A replay of the conference call will be available through March 11, 2015 by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 13599145.
About Chambers Street Properties (NYSE: CSG)
Chambers Street is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, leased to creditworthy tenants. As of December 31, 2014, Chambers Street owned or had a majority interest in 128 properties located across 19 U.S. states, France, Germany, and the United Kingdom encompassing approximately 37.7 million rentable square feet.
For additional information, please visit: www.ChambersStreet.com.
Investor Relations
Chambers Street Properties
Heather Gentry
Heather.Gentry@CSPREIT.com
609-806-2682

or
Media
Tim Gallen
Tim@Gallen.com or
Andrew Neilly
Andrew@Gallen.com
925-930-9848

CHAMBERS STREET PROPERTIES
Consolidated Balance Sheets
As of December 31, 2014 and December 31, 2013
($ In Thousands, Except Share Data)

	December 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Investments in Real Estate:
Land	$633,012	$639,382
Land Available for Expansion	23,368	24,631
Buildings and Improvements	1,682,917	1,606,209
	2,339,297	2,270,222
Less: Accumulated Depreciation and Amortization	(250,107)	(195,778)
Net Investments in Real Estate	2,089,190	2,074,444
Investments in Unconsolidated Entities	423,693	514,802
Cash and Cash Equivalents	40,139	83,007
Restricted Cash	14,718	15,236
Tenant and Other Receivables, Net	11,216	10,394
Deferred Rent	39,429	35,499
Deferred Leasing Costs and Intangible Assets, Net	220,490	248,872
Deferred Financing Costs, Net	9,321	11,585
Prepaid Expenses and Other Assets	21,612	16,757
Total Assets	$2,869,808	$3,010,596
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Secured Notes Payable, Net	$610,608	$681,200
Unsecured Term Loan Facilities	570,000	570,000
Unsecured Revolving Credit Facility	200,044	170,044
Accounts Payable, Accrued Expenses and Other Liabilities	76,421	50,053
Intangible Liabilities, Net	26,248	28,070
Prepaid Rent and Security Deposits	15,569	16,648
Distributions Payable	9,951	9,931
Total Liabilities	1,508,841	1,525,946
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Shares of Beneficial Interest, $0.01 par value, 990,000,000 shares authorized; 236,920,675 and 236,463,981 issued and outstanding as of December 31, 2014 and December 31, 2013, respectively	2,364	2,359
Additional Paid-in-Capital	2,071,526	2,067,008
Accumulated Deficit	(689,654)	(589,313)
Accumulated Other Comprehensive (Loss) Income	(23,269)	4,596
Total Shareholders’ Equity	1,360,967	1,484,650
Total Liabilities and Shareholders’ Equity	$2,869,808	$3,010,596

CHAMBERS STREET PROPERTIES
Consolidated Statements of Operations
For the Three and Years Ended December 31, 2014 and 2013 (unaudited)
($ in Thousands, Except Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
REVENUES
Rental	$53,880	$51,865	$210,180	$196,706
Tenant Reimbursements	14,696	13,373	59,730	53,306
Other Property Income	174	—	1,780	—
Total Revenues	68,750	65,238	271,690	250,012
EXPENSES
Property Operating	9,699	8,730	36,757	31,221
Real Estate Taxes	9,374	9,376	39,567	37,971
General and Administrative	11,286	5,430	31,333	23,138
Investment Management Fee	—	—	—	489
Acquisition-Related	1,717	512	2,272	2,690
Depreciation and Amortization	27,720	27,991	109,292	102,793
Impairment of Real Estate	27,563	—	27,563	—
Transition and Listing	—	—	—	12,681
Total Expenses	87,359	52,039	246,784	210,983
OTHER EXPENSES AND INCOME
Interest and Other Income	79	216	652	1,321
Interest Expense	(13,658)	(14,839)	(55,311)	(47,295)
Interest Expense and Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	(9)	32	71	614
Gain on Sale of Real Estate	7,989	—	21,164	—
Loss on Early Extinguishment of Debt	(477)	521	(477)	(1,051)
Gain on Conversion of Equity Interest to Controlling Interest	—	227	—	75,763
Total Other (Expenses) Income	(6,076)	(13,843)	(33,901)	29,352
(Loss) Income Before Provision for Income Taxes and Equity in Income of Unconsolidated Entities	(24,685)	(644)	(8,995)	68,381
Provision For Income Taxes	(201)	(13)	(780)	(287)
Equity in Income of Unconsolidated Entities	16,994	1,848	28,823	12,111
(LOSS) INCOME FROM CONTINUING OPERATIONS	(7,892)	1,191	19,048	80,205
DISCONTINUED OPERATIONS
Income from Discontinued Operations	—	87	—	382
Gain on Sale of Real Estate	—	2,759	—	2,759
TOTAL INCOME FROM DISCONTINUED OPERATIONS	—	2,846	—	3,141
NET (LOSS) INCOME	(7,892)	4,037	19,048	83,346
Net (Income) Loss Attributable to Non-Controlling Operating Partnership Units	—	—	—	(82)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(7,892)	$4,037	$19,048	$83,264
Basic and Diluted Net (Loss) Income Per Share from Continuing Operations Attributable to Common Shareholders	$(0.03)	$0.02	$0.08	$0.33
Basic and Diluted Net (Loss) Income Per Share Attributable to Common Shareholders	$(0.03)	$0.02	$0.08	$0.34
Weighted Average Common Shares Outstanding-Basic and Diluted	236,923,347	236,463,981	236,866,656	242,379,680
Dividends Declared Per Share	$0.126	$0.126	$0.504	$0.551

CHAMBERS STREET PROPERTIES
Reconciliation of Net (Loss) Income to FFO, Core FFO, and AFFO
For the Three and Years Ended December 31, 2014 and 2013 (unaudited)
($ in Thousands, Except Share Data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net (Loss) Income	$(7,892)	$4,037	$19,048	$83,346
Adjustments:
Real Estate Depreciation and Amortization	27,585	27,886	108,816	103,209
Pro Rata Share of Real Estate Depreciation and Amortization from Unconsolidated Entities	7,141	8,831	32,313	35,785
Impairment of Real Estate	27,563	—	27,563	—
Gain on Conversion of Equity Interest to Controlling Interest	—	(227)	—	(75,763)
Gain on Sale of Real Estate	(7,989)	(2,759)	(21,164)	(2,759)
Pro Rata Share of Gain on Sale of Real Estate from Unconsolidated Entities	(13,638)	(2,823)	(13,638)	(2,823)
Pro Rata Share of Realized (Gain) Loss on Investment in CBRE Strategic Partners Asia	(773)	(50)	(896)	2,063
Funds from Operations	31,997	34,895	152,042	143,058
Acquisition-Related Expenses	1,717	512	2,272	2,690
Pro Rata Share of Acquisition-Related Expenses from Unconsolidated Entities	—	4,249	—	4,249
Loss on Early Extinguishment of Debt	477	(521)	477	1,051
Pro Rata Share of Loss on Early Extinguishment of Debt from Unconsolidated Entities	1,378	214	1,378	214
Severance-Related Expense	5,213	—	6,525	—
Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	9	(41)	(71)	(1,772)
Transition and Listing Expenses	—	—	—	12,681
Pro Rata Share of Unrealized Loss (Gain) on Investment in CBRE Strategic Partners Asia	737	(234)	854	(4,046)
Core Funds from Operations	41,528	39,074	163,477	158,125
Amortization of Non-Cash Interest Expense	(452)	94	(1,112)	(367)
Pro Rata Share of Amortization of Non-Cash Interest Expense from Unconsolidated Entities	109	93	463	529
Amortization of Above and Below Market Leases	1,236	1,374	5,292	6,402
Pro Rata Share of Amortization of Above/Below Market Leases from Unconsolidated Entities	(50)	(45)	(212)	(195)
Amortization of Deferred Revenue Related to Tenant Improvements	(219)	(276)	(966)	(1,185)
Share Based Compensation	586	360	3,326	1,907
Straight-Line Rent Adjustments, Net	(1,468)	(2,383)	(6,109)	(10,269)
Pro Rata Share of Straight-Line Rent Adjustments, Net from Unconsolidated Entities	322	176	1,348	(4,250)
Recurring Capital Expenditures	(4,306)	(4,049)	(12,625)	(7,939)
Pro Rata Share of Recurring Capital Expenditures from Unconsolidated Entities	(785)	(322)	(1,539)	(3,288)
Adjusted Funds from Operations	$36,501	$34,096	$151,343	$139,470
Amounts Per Share (Basic and Diluted):
Net (Loss) Income Attributable to Common Shareholders	$(0.03)	$0.02	$0.08	$0.34
Funds from Operations	$0.14	$0.15	$0.64	$0.59
Core Funds from Operations	$0.18	$0.17	$0.69	$0.65
Adjusted Funds from Operations	$0.15	$0.14	$0.64	$0.58
Weighted Average Common Shares Outstanding -Basic & Diluted	236,923,347	236,463,981	236,866,656	242,379,680

Non-GAAP Supplemental Financial Measures:
Funds from Operations
The National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a non-GAAP supplemental measure of REIT operating performance, which is designed to reflect the impact on operations from trends in occupancy rates, rental rates and operating costs. The most directly comparable GAAP measure to FFO is net income. FFO is used commonly in the real estate industry because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient.
We compute FFO in accordance with standards established by NAREIT. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, impairment charges and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core Funds from Operations
We believe that Core FFO is a useful measure of management’s decision-making process and appropriately presents our results of operations on a comparative basis. The items listed below are excluded from NAREIT-defined FFO because they are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions.
- Acquisition-related expenses: Acquisition-related expenses are primarily the result of the volume of our acquisitions completed during each period, and therefore we believe such acquisition costs are not reflective of our operating results during each period.
- Loss on early extinguishment of debt: Losses on early extinguishment of debt incurred in the current year are primarily a result of secured mortgage loan repayments typically associated with the sales of the underlying properties. In 2013, the losses represent the write-off of deferred financing costs associated with the refinancing of an unsecured term loan. We believe these events are non-recurring in nature and do not accurately reflect our financial performance.
- Net change in fair value of non-qualifying derivative financial instruments and unrealized gains or losses on our investment in unconsolidated entities: Unrealized gains or losses that we have recognized during a given period are based primarily upon changes in the estimated fair market value of certain of our investments due to changes in market conditions and do not necessarily reflect the operating performance of these properties during the corresponding period.
- Other non-recurring expenses: Other non-recurring expenses such as severance-related costs and costs related to the process of listing our common shares on the New York Stock Exchange and our modified “Dutch Auction” tender offer are not reflective of our operating results during each period.
We believe that Core FFO is useful to investors as a supplemental measure of operating performance because adjusting FFO to exclude acquisition costs, unrealized gains and/or losses or other non-recurring expenses provides investors a view of the performance of our portfolio over time, including if we cease to acquire properties on a frequent and regular basis and allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions. We also believe that Core FFO may provide investors with a useful indication of our future performance, and of the sustainability of our current distribution policy. However, because Core FFO excludes acquisition costs, unrealized gains or losses and/or other non-recurring expenses which are important components in an analysis of our historical performance, such supplemental measure should not be construed as a historical performance measure and may not be as useful a measure for estimating the value of our common shares.

Adjusted Funds from Operations
We calculate Adjusted Funds From Operations, or AFFO, as Core FFO exclusive of the net effects of (i) amortization associated with deferred financings costs; (ii) amortization of above- and below-market lease intangibles; (iii) amortization of premium/discounts on notes payable; (iv) amortization of deferred revenue related to tenant improvements and lease inducements; (v) non-cash share-based compensation expense; (vi) straight-line rental revenue; and (vii) recurring capital expenditures.

Not all REITs calculate FFO, Core FFO or AFFO (or an equivalent measure), in the same manner and therefore comparisons with other REITs may not be meaningful. None of these measures present, nor do we intend for them to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, Core FFO and AFFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.
Forward-Looking Statements
This press release may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties, such as: our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our assets, operations and business; and the use of the proceeds of any offerings of securities. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements, such as: general volatility of the securities markets in which we participate; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, increasing competition and decreasing rental revenue; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our ability to successfully manage growth and/or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving and maintaining corporate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; our ability to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks or epidemics in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctuations; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; and environmental, regulatory and/or safety requirements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other of our documents that are on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.
Credit ratings may not reflect the potential impact of risks relating to the structure or trading of our shares and are provided solely for informational purposes. Credit ratings are not recommendations to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We do not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.
The foregoing discussion related to our consolidated financial statements should be read in conjunction with the financial statements for the period ended December 31, 2014 included in the Form 10-K to be filed on or about March 2, 2015.